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Richard: Columbia's rich legacy is springboard to new era.
Here are remarks by Oliver G. Richard III, Columbia Energy Group chairman, president and CEO, at the company's annual meeting last Wednesday in Lexington, Ky.
Let me say once again how wonderful it is to be in the great state of Kentucky which is famous for its hospitality, and, of course, to Joe Kelly [chief operating officer of Columbia Gas of Kentucky] and all of our employees in the great state of Kentucky.
During my tenure as chairman I have rotated our annual meeting around the territories served by the Columbia companies. I am pleased to have this opportunity to hold our annual shareholder meeting here in Lexington. This is a watershed time for Columbia as we enter into a new century and -- as our 1999 annual report headlined -- a new era begins for Columbia's employees and shareholders.
On June 2, 2000, our shareholders will vote on a merger between Columbia Energy Group and NiSource Inc.
The two companies announced agreement on February 28 for NiSource to acquire all of Columbia's outstanding shares.
This transaction values Columbia's common equity at approximately $6 billion, which was 27percent above the market capitalization of the company at the time of the announcement.
NiSource will also assume about $2.5 billion in Columbia debt. Our agreement with NiSource -- and the value that agreement delivers - f orm the capstone of five years of successful efforts to provide extraordinary value to Columbia's shareholders.
The value to be received in this transaction is well above what Columbia could achieve on its own in a dramatically changing competitive environment.
That environment will be defined increasingly by the consolidation of companies and operations -- which we believe will occur with increasing intensity as technology transforms the energy delivery business.
ince the merger agreement was announced at the end of February, NiSource and Columbia have filed for approval by various state and federal regulatory agencies, and are making steady progress toward the expected completion of the merger by the end of 2000.
Columbia's board of directors approved this transaction because it represents the best means of delivering increased value to our shareholders. That conclusion resulted from an extremely thorough analysis of Columbia's business plan and other available alternatives for generating long-term value.
This analysis that our outside advisors helped us conduct involved contacts with many U.S. and foreign companies, and substantive discussions with more than a dozen. I can say with certainty that we made a thorough exploration of the opportunities in the external marketplace.
This transaction also gives our shareholders and employees an opportunity to participate in the growth of the combined entity.
In other words, the combination of Columbia and NiSource will provide two key benefits for our company: Resolving Columbia's position in the actively converging energy marketplace. And positioning Columbia's assets and employees to be part of a new, larger energy powerhouse.

The combined company will have assets stretching from the Gulf of Mexico to the Northeast, with access to 30 percent of the U.S. population and 40 percent of America's energy consumption.
The company will have 4.1 million customers located primarily in nine states. It will be the largest gas company east of the Rockies, with the second largest volume of gas sales in the United States, and one of the largest gas storage capacities in the nation. Since 1995, Columbia has achieved a strong record of building shareholder value. THE WALL STREET JOURNAL'S annual shareholder scorecard shows that, for these five years ending in 1999, Columbia led the gas utilities group in this scorecard with a 33.6 percent average annual return.
Our total return over that period -nearly 470 percent--was significantly above both the Standard & Poor's 500 Index and the S&P Natural Gas Utilities Index. Operating income grew an average of 10 to 12 percent in that period, and the market value of Columbia shares rose about $3 billion.
For 1999, the company posted strong operating and financial results. Income from continuing operations was up 18 percent. Four of our five operating segments posted records, and our core businesses -- transmission, storage, distribution, and exploration and production -- completed three years of improved annual results.
Earnings per share growth from continuing operations has averaged nearly 17 percent for the past three years. And Columbia had total shareholder return of over 11 percent in 1999, while return on equity was 17.5 percent.
The energy services industry continues to undergo a broad-based change that creates both challenges and opportunities.
At the end of 1999, 27 states had enacted or implemented measures to deregulate gas or electric power.
Over $110 billion in U.S. utility mergers were announced in 1999--more than double the value of the previous year. Market price performance and price/earnings ratios for the sector fell significantly in the second half of 1999.
At the same time, technological change continued to transform the way the industry operates and serves its customers.
Across its operations, Columbia has led change and built a strong platform for value creation. In 1999, we enhanced the value of our network of regulated assets, posting top quartile returns on invested capital in transmission and storage and in distribution.
Our pipeline operations have expanded throughput capacity over much of their existing system, and our proposed new pipelines target promising markets.
Over the past five years we have worked in a collaborative process with regulators and consumer groups throughout our local distribution territories to create Customer Choice.
This process has successfully created choice for approximately 1.7 million of our LDC customers. We hope to complete the process in the near future, so that all of our 2.1 million LDC customerswill be unbundled.
At the end of last year, over 600,000 of these customers exercised their right to choose another energy supplier.
While we were enhancing the value of our regulated assets, we continued to expand our nonregulated businesses.
Columbia Energy Resources, our exploration and production operation, increased its proved reserves by over 50 percent in four years.

And we continued to expand our platform for independent power generation -- Columbia Electric now has over 3,500 megawatts of generation capacity under construction or development.
We have continued to review businesses that either did not meet our expectations, or did not fit our core strategy for long-term value creation.
In the first category was our marketing operation. We reassessed our strategy in 1999, sold the wholesale and trading business, decided to exit the major accounts business and scaled back our retail mass markets business to a smaller geographic footprint centered around our local distribution companies. Thus, we have dramatically reduced our business risk in this area.
So far in 2000, we have signed an agreement to sell our LNG business, and have sold energy.com, our online energy information business.
In the case of LNG, we are selling an asset which, though attractive, our ongoing evaluation showed was worth far more than the value it could generate under our business strategy.
Assuming the merger with NiSource is completed within the expected time frame, this will be the last annual meeting of Columbia Energy Group. Therefore, it seems fitting to take a moment to reflect on Columbia's past and its future.
We trace our heritage back to 1837, when our first predecessor company was chartered in Ohio. Columbia was incorporated in its present form in 1926 as Columbia Gas & Electric Corporation. It became The Columbia Gas System in 1948, and Columbia Energy Group in 1998.
Along the way, Columbia has evolved through acquisitions, start-ups, consolidations and divestitures, entering and exiting businesses as our industry, technology, regulatory environment and customers changed over many generations.
When the merger with NiSource is completed, Columbia Energy Group's legacy will live on -- in operating businesses that carry the Columbia brand as they continue to serve customers, employees and communities as part of the new company.
As we continue to position Columbia to achieve operating excellence and profit growth in this transition year of 2000, I would like to close by expressing my gratitude to those I admire.
To our dedicated employees and management team throughout the company, who together have built value and achieved high standards for customer service in one of the most challenging periods in the industry's history.
To our directors, who have demonstrated their independence, their integrity and their commitment to Columbia's shareholders by their considered judgment and careful decisions over many years, and especially at this critical time.
And to all our shareholders, for their support over a long time -- in some families spanning generations. We look forward to completion of the merger that will bring additional near-term value as well as attractive future growth opportunities.

Thank you.


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